Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 1st day of August, 2008.

BETWEEN

(1)	Pacific Asia Petroleum, Inc., a Delaware company headquartered at 250 East Hartsdale Ave., Suite 47, Hartsdale, New York 10530, U.S.A. (the “Employer”);

AND

(2) Richard Grigg, an individual of Unit 10 E, 10/F, Kaiser Est. 1, 41 Man Yue Street, Hung Hom, Kowloon, Hong Kong (the “Employee”).

WHEREAS IT IS AGREED AS FOLLOWS:

1.	APPOINTMENT

1.1
With this Agreement, the Employer shall employ the Employee and the Employee shall serve the Employer in the capacity of Managing Director and Senior Vice President of the Employer on the terms and conditions hereinafter appearing.  The Employee hereby agrees and acknowledges that this Agreement is a new employment agreement and not an extension of any oral, written or implied employment agreement that may have existed between the Employee and the Employee prior to the effective date hereof, and the Employer and the Employee further hereby agree and acknowledge that upon the mutual execution of this Agreement, that certain Employment Agreement, dated March 21, 2008, previously entered into by and between the Employer and the Employee is hereby terminated as of the date of this Agreement.

1.2
The Employee’s term of employment under this Agreement (the “Term”) shall commence on the date of this Agreement and shall continue for a period ending on the third anniversary of such date, unless sooner terminated in accordance with the terms of Section 8.1.

2.	WORKING LOCATION

2.1
The Employee shall provide his services to the Employer based out of the Employer’s Beijing offices located at Yi, No. 118, Jian Guo Road, Suite 1809, Jing Hui Da Sha (The Exchange Building), Chao Yang District, Beijing, 100022, PRC, and such other locations where the Employer or its subsidiaries or affiliates may conduct its operations.  The Employee further agrees that, in connection with the services he is required to provide under this Agreement, that he will be required to travel frequently at the request of the Employer.  This Agreement shall govern the terms of the employment of the Employee wherever he provides the services he is required to provide under this Agreement.

3.	POWER AND DUTIES

3.1
The Employer agrees to employ the Employee as the Managing Director and Senior Vice President of the Employer.  In his position as Managing Director and Senior Vice President, the Employee will have responsibility for managing the Employer’s activities as appropriate and as required under the guidance of the Employer’s Chief Executive Officer, and he shall have such duties, responsibilities and authority as shall be consistent with that position. The Employee shall report to the Chief Executive Officer of the Employer, and follow his instructions and also instructions from the Employer’s Board of Directors. During the continuance of his employment hereunder, the Employee shall devote his full time, attention, knowledge and skills, and to the best of his ability, in furtherance of the business of the Employer, and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him by the Employer.

3.2
The Employee shall devote his full-time services exclusively for the Employer, and shall not during the continuance of his employment, either directly or indirectly, and whether as principal, servant, agent or otherwise be engaged, concerned or interested in any other commercial work unless such other commercial work shall have been specifically disclosed to, and approved in writing by the Employer, and a written arrangement concerning such other commercial activity has been arrived at with the Chief Executive Officer.

3.3
The Employee agrees not to bring with him to the Employer, or use or disclose to any person associated with the Employer, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which the Employee owes an obligation of confidentiality under any agreement or otherwise.  The Employer does not need and will not use such information and the Employer will assist the Employee in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.

3.4
The Employee shall hold and keep confidential for the benefit of the Employer all secret or confidential information, files, documents and other media in which confidential information is contained, knowledge or data relating to the Employer, or any of its subsidiaries or affiliated companies, and their respective businesses, which shall have been obtained by the Employee during his employment by, or consulting engagement with, the Employer (“Confidential Information”). Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by the Employee or his representatives in violation of this Agreement) or that is provided to the Employee by a third party without an obligation with the Employer to maintain the confidentiality of such information.  After termination of the Employee's employment with the Employer, he shall not, without the prior written consent of the Employer, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Employer and those designated by it.  The Employee shall not either during or after termination of his employment hereunder use to the detriment or prejudice of the Employer or divulge or communicate to any person or persons any trade secrets of the Employer or any other Confidential Information which he may receive or obtain in relation to the affairs of the Employer.

3.5
The Employee expressly acknowledges that any industrial and intellectual property rights in the works invented, created or developed pursuant to the performance of his duties at the request of the Employer are invented, created or developed on behalf and for the exclusive benefit of the Employer and that all industrial and intellectual property rights in such works are therefore the sole and exclusive property of the Employer.  The Employee hereby assigns to the Employer absolutely all such industrial and intellectual property rights in such works together will all modifications and amendments thereto which have been or will at any time in the future invested, created or developed.

3.6
The Employee undertakes at the request and expense of the Employer to do all acts and execute all documents which may be necessary to confirm the title of the Employer to the industrial and intellectual property rights in the work as provided in clause 3.5 above whether in connection with registration of such title or otherwise.

4.	WORKING HOURS

4.1
The Employee shall devote himself exclusively and diligently to the business and interests of the Employer at all times during usual business hours and during such other times as the Employer may reasonably require except in case of incapacity through illness or accident or any other reasonable cause.

4.2	In general terms the Employee will allocate his work time as follows:

•	40% undertaking his duties and responsibilities as they relate to Pacific Asia Petroleum Inc,, Pacific Asia Petroleum Ltd (Hong Kong) and Inner Mongolia Petroleum Company (HK) Ltd.
•	20% undertaking his duties and responsibilities as the Chief Representative of Pacific Asia Petroleum Ltd’s Beijing Representative Office in China.
•	25% undertaking his duties and responsibilities as the Responsible Person related to the various Production Sharing Contracts entered into by Pacific Asia Petroleum Ltd within China.
•	15% undertaking his duties and responsibilities as required to manage the Chinese interests of Inner Mongolia Petroleum Company Ltd including the Inner Mongolia Sunrise Petroleum JV.

4.3	The Employee shall be entitled to all holidays he is entitled under the applicable laws and regulations and as established by the Employer.

5.	REMUNERATION

As remuneration for his services hereunder, the Employee shall be entitled to receive for so long as his employment hereunder shall continue:

5.1
a fixed salary at the rate of one million six hundred fifty thousand RMB (1,650,000 RMB) per full year of employment, such salary to be payable pro rata monthly in arrears in accordance with the Employer’s normal payroll policies, and to be deposited into such bank account as specified by the Employee in writing (“Base Salary”). Such Base Salary will be paid to the Employee without deduction of tax (except as provided in clause 9.3 or where tax regulations require the Employer to withhold tax and pay it to relevant tax authorities on behalf of the Employee) or other deductions and in such currency as the Employee may request from time to time based on the average exchange rate for the month for which the salary is due.

5.2
the Employee will be entitled to an annual performance-based bonus award targeted at between 30% and 40% of Employee’s then-current annual Base Salary, awardable in the discretion of the Employer’s Board of Directors.

5.3	the Employee shall be reimbursed a maximum of 30,000 RMB per month for accommodation expenses in Beijing, China upon the production of appropriate receipts and documentation thereof.

5.4	the Employee shall be reimbursed in a currency of his choice the equivalent to a maximum of 4,500 RMB per month to provide medical insurance for the Employee and the Employee’s partner.

5.5	the Employee shall be entitled, as a performance incentive and at the sole discretion of the Employer’s Board of Directors, to participate in the Employer’s 2007 Stock Plan.

5.6
the Employee shall be entitled to participate in the Employer’s 401(k) program, or an equivalent program if offered by the Employer, if the Employee is not able to participate because he is not a U.S. citizen.

5.7
the Employer agrees that the Employee shall be entitled to be reimbursed out-of-pocket expenses exclusively incurred in the performance of this Agreement in accordance with the Employer’s expense policies, and provided further that the Employee shall fly in business class travel for all international flights, except flights between Beijing and Hong Kong.

5.8	The Employee shall be entitled to reimbursement for all of his taxi and similar local transportation costs.

5.9	The Employer will work with the Employee in establishing and paying for an international SOS membership for the Employee and the Employee’s partner.

6.	ANNUAL LEAVE / VACATION

6.1
The Employee shall be entitled hereunder to a paid annual leave totaling 30 working days during each calendar year, to be taken from time to time as mutually agreed with the Employer.  For the avoidance of doubt, the Employee will be entitled to 30 days leave in 2008.

6.2	The Employee shall be entitled to a fixed reimbursement of expenses for annual leave for each calendar year in the amount of 160,000 RMB.

6.3
All annual leave must be taken within 12 months following the calendar year in which it is earned, otherwise, it shall be forfeited unless mutually agreed otherwise between the Employer and the Employee.

The outstanding annual leave cannot be used as deduction of the termination notice period.

7.	SICK LEAVE

7.1
The Employer currently has no sick leave policy, however the Employee shall be entitled to a minimum paid sick leave of 10 days per calendar year or such great number of days as maybe mutually agreed between the Employer and the Employee from time to time

7.2	Any untaken sick leave will accrue from year to year.

8.	TERMINATION

8.1	Termination and Payments Upon Termination.

(a)
Employee or the Employer may terminate this Agreement for any reason or for no reason at all at any time, with or without Cause (as defined below), during or after the Term, by providing the other party with notice of termination as provided in Section 8.1(c).  The Employer shall pay Employee his Base Salary and all other amounts, in each such case, actually earned, accrued or owing as of the date of termination but not yet paid to Employee through the date of termination; provided that if the Employee is terminated by the Employer without Cause (as defined below) after the date of this Agreement, then, in addition to the payments described in this Section 8.1(a), the Employer shall pay Employee a lump sum payment in an amount equal to fifty percent (50%) of Employee’s then-current annual Base Salary at the time he is terminated. The payment of the lump sum amount under this Section 8.1(a) shall be made on the earlier of the date ending on the expiration of thirty days following the earlier of the date of termination of Employee’s employment or the death of the Employee; provided that notwithstanding the foregoing, to the extent any payment under this Section 8.1(a) is “nonqualified deferred compensation” and/or the Employee is considered a “key employee” of the Employer within the meaning of Section 409A of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, then such payment shall be made on the date ending on the expiration of the sixth month following the earlier of the date of termination of Employee’s employment or the Employee’s death.

(b)
For purposes of this Agreement, “Cause” shall mean (i) Employee’s gross and willful misappropriation or theft of the Employer’s or its subsidiary’s or affiliate’s funds or property, (ii) Employee’s commission of any fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, or Employee’s conviction of or entering of a plea of nolo contendere to a charge of any felony or crime involving dishonesty or moral turpitude, (iii) Employee’s engagement in any willful conduct that is injurious to the Employer or its subsidiaries or affiliates, (iv) Employee’s material breach of this Agreement or failure to perform any of his material duties owed to the Employer or its subsidiaries or affiliates, or (v) Employee’s commission of any act involving willful malfeasance or gross negligence or Employee’s failure to act involving material nonfeasance.

(c)
Any termination of this Agreement by the Employer or by Employee shall be communicated in writing to the other party before the date on which such termination is proposed to take effect and, unless otherwise agreed to by the Employer and the Employee, shall be effective sixty  (60) days after such notice, except that there shall be no 60 day notice period in the event of Employee’s termination for “Cause” by the Employer

(d)
From and after the termination of this Agreement by the Employer or by the Employee, the Employee agrees to do or cause to be done all other things and acts, to execute, deliver, file and perform or cause to be executed, delivered, filed and performed all other instruments, documents and certificates as may be reasonably requested by the Employer or are necessary, proper or advisable in order to effect the removal, transition, substitution or modification of the Employee as an officer, agent, affiliate, director, manager or authorized representative of the Employer or any other positions that the Employee holds with the Employer or its subsidiaries or affiliates providing the cost of doing such things is paid for by the Employer.

8.2
Termination of the Employee’s employment and appointment hereunder shall be without prejudice to any rights which have accrued to the Employer at the time of termination pursuant to Sections 3.4 through 3.6, Section 14 and this Section 8 (which shall remain in full force and effect).

9.	MISCELLANEOUS

9.1	During the continuance of his employment hereunder, the Employee shall not accept or solicit any commission or gift of any kind from contractors, suppliers or clients of the Employer.

9.2
The Employee shall indemnify and hold the Employer harmless from any actions,    claims or assessments of any nature relating to any of his/her business or personal affairs unrelated to his employment hereunder.

9.3
The Employee is responsible for any personal tax obligations arising in China or elsewhere during the continuance of his employment. Where requested by the Employee, the Employer will make agreed deductions of tax and pay it on the Employees behalf to the relevant Chinese tax authorities and provide suitable certificates to substantiate such payments.

9.4
This Agreement shall not be determined or affected by any change in the composition of the Employer and the Employee as long as the Employer shall continue in business unless and until terminated as herein provided.

9.5
In conformity with the United States Foreign Corrupt Practices Act and the Employer’s guidelines related thereto, the Employee represents and warrants that he shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government or the United States government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist the Employer, or any subsidiary or affiliate thereof, in obtaining, retaining or directing any such business.

10.	ENTIRE AGREEMENT

10.1
This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Employer.  Except for any stock option, restricted stock purchase or confidentiality agreements that have been entered, or may be entered into in the future, by and between the Employer and the Employee, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Employee and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.  To the extent that the practices, policies, or procedures of the Employer, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of such practices, policies or procedures shall control. The Employee and the Employer explicitly agree that this is a new employment agreement between them, and that all agreements that may have existed between them before the employment of, or consulting engagement with, the Employee have been terminated and fully satisfied.

10.2
If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall be in any way affected or impaired hereby.

10.3	This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Employer and by the Employee.

11.	GOVERNING LAW AND ARBITRATION

11.1
Governing Law.  This Agreement shall be governed by the laws of England and Wales. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

11.2
Arbitration.   Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in London, England, in accordance with the rules of the International Chamber of Commerce ("ICC") by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply English law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

12.
ADVICE OF COUNSEL.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.
NOTICES.  Any notice, request, or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed duly given when received by the party to whom it shall be given or three days after being mailed by certified, registered, or express mail, postage prepaid, addressed as follows:

If to Employer:
Pacific Asia Petroleum, Inc.
250 East Hartsdale Ave
Suite 47
Hartsdale, New York 10530 USA
Attention: Chief Executive Officer

If to Employee:
Richard Grigg
Unit 10 E, 10/F,
Kaiser Est.
1, 41 Man Yue Street,
Hung Hom,
Kowloon,
Hong Kong

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.	NON-COMPETITION

14.1
In consideration of the Employer’s willingness to enter into this Agreement, the Employee agrees that while this Agreement is in effect and for 12 months after its termination, the Employee will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of the Employee’s duties in such employment would inevitably require him to reveal or utilize Confidential Information, as reasonably determined by the Board.

14.2
By agreement between the parties at any time the terms of this clause may be varied, reviewed or modified so long as any such variation, review or modification is in writing and signed by both parties.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

For and On behalf of
Pacific Asia Petroleum, Inc.	/s/ Frank C. Ingriselli

Signed by Richard Grigg	/s/ Richard Grigg